Blue Sphere Corporation 8-K

Exhibit 10.2

PROMISSORY NOTE #3

This Promissory Note #3, dated February 13, 2018 (this “Note #3”), is entered into by and between Blue Sphere Corporation, a Nevada corporation (the “Issuer”) and JMJ Financial, a Nevada sole proprietorship, or its assignees (the “Investor”).

WHEREAS, the Issuer and the Investor (collectively, the “Parties”) entered into Securities Purchase Agreement Document SPA-10212016, dated as of October 24, 2016 (the “Securities Purchase Agreement”), pursuant to which the Issuer issued to the Investor, among other things, a Promissory Note (“Note #2”);

WHEREAS, the Parties entered into ten amendments to the Securities Purchase Agreement and Note #2;

WHEREAS, the Parties are negotiating the terms of another amendment to the Securities Purchase Agreement and Note #2; and

WHEREAS, the Issuer requests that the Investor invest $250,000 into the Issuer under the terms of this Note #3 pending the conclusion of those negotiations.

NOW, THEREFORE, the Parties agree as follows:

1.

FOR VALUE RECEIVED, the Issuer issues this Note #3 and promises to pay to the Investor the Principal Sum and any other fees according to the terms herein. This Note #3 will become effective only upon execution by both Parties and delivery of the payment of Consideration by the Investor (the “Effective Date”).

2.

This Note #3 is not issued under the Securities Purchase Agreement and is separate and distinct from Note #2. The terms of this Note #3 do not amend or supplement the terms of the Securities Purchase Agreement or of Note #2. For clarity, no warrants or origination shares are due to the Investor under the Securities Purchase Agreement as a result of the Parties entering into this Note #3.

3.

The Principal Sum is $250,000 (two hundred fifty thousand). The Consideration is $250,000 (two hundred fifty thousand) payable by wire. The Maturity Date of this Note #3 is ten calendar days after the Effective Date of this Note #3. The Principal Sum of this Note #3, as well as any fees, shall be due and payable on the Maturity Date. The Investor may extend any Maturity Date in its sole discretion in increments of up to three calendar days at any time before or after any Maturity Date. The Maturity Date shall automatically be deemed extended unless the Investor provides notice to the Issuer that it is not or has not extended the Maturity Date, which notice the Investor may provide at any time before or after the Maturity Date.

4.

The Issuer may repay this Note #3 at any time on or before its Maturity Date. In the event the Investor submits a conversion as permitted by this Note #3, the Issuer may not repay the amount converted. The Parties may agree to apply the Principal Sum of this Note #3 as a payment of Consideration under Note #2 if and when the Parties agree to further amend the Securities Purchase Agreement and Note #2, in which case the Investor will be entitled to receive any warrants or origination shares payable to the Investor under the Securities Purchase Agreement as a result of the Investor making a payment of Consideration to the Issuer under Note #2.

5.

For simplicity, this Note #3 borrows the language of certain provisions and sections of Note #2 as follows. The language of Sections 2, 3, 5, 6(i) through 6(xvii), 7 through 14, and 16 of Note #2 are incorporated and apply to this Note #3 as if such Sections were restated here in full, except that in Section 2 the price of $0.075 shall be replaced with the price of $1.60. Any term not otherwise defined herein shall have the meaning given such term in Note #2.

* * *

Issuer:	Investor:

/s/ Shlomi Palas	/s/ JMJ Financial
Shlomi Palas	JMJ Financial
Blue Sphere Corporation	Its Principal
Chief Executive Officer

Date: February 13, 2018	Date: February 13, 2018